UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2016

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2016, Philippe Boisseau notified Amyris, Inc. (the “Company”) of his resignation from the Board of Directors (the “Board”) of the Company. Mr. Boisseau had been serving on the Board as the designee of Total Energies Nouvelles Activités USA (together with its affiliates, “Total”) in connection with the preexisting right of Total to designate a director on the Board pursuant to a letter agreement dated June 21, 2010 between Total and the Company (the “Letter Agreement”), as described in more detail below. In connection with the resignation of Mr. Boisseau, on November 3, 2016, the Board appointed Christophe Vuillez, Senior Vice President, and the Head of Strategy, Development and Research of the Refining & Chemicals division of Total as a Class III director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2019, or upon his earlier death, resignation or removal) to serve as Total’s Board designee pursuant to the Letter Agreement.

In June 2010, the Company issued 7,101,548 shares of Series D preferred stock to Total at a per share price of $18.75, for an aggregate purchase price of $133.2 million (the Series D preferred stock converted into 9,651,004 shares of the Company’s common stock upon the completion of the Company’s initial public offering on September 30, 2010). In connection with Total’s equity investment, pursuant to the Letter Agreement, the Company agreed to appoint a person designated by Total to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total to be re-nominated by the Board in the future. These designation rights terminate upon the earlier of Total holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of the Company.

As of September 30, 2016, Total beneficially owned 84,921,132 shares of the Company’s common stock, representing approximately 31.1% of the Company’s outstanding common stock, which includes the assumed conversion of certain convertible securities and exercise of certain warrants to purchase common stock held by Total. The Company has a commercial and financial relationship with Total, as further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2016, the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2016, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the SEC on August 9, 2016, which disclosure is incorporated herein.

In his current position at Total, Mr. Vuillez has piloted a number of M&A projects for the Refining & Chemicals division, and he is also a longstanding member of the supervisory committee for Total’s venture capital activities. Mr. Vuillez has nearly 30 years of international experience in the various stages of diverse technological, industrial and corporate development and strategy: from leading and managing applied R&D in the aerospace industry, managing the construction and operation of complex industrial facilities in the oil and gas industry, to holding different executive positions throughout the growth and development of a French telecom from being a startup through its becoming a major player in the industry. Mr. Vuillez holds an advanced degree in aerospace science and technologies from the Ecole Supérieure de l’Aéronautique et de l’Espace in Toulouse, France, which he obtained after graduating from the prestigious French Ecole Polytechnique.

Mr. Vuillez is eligible for the Company’s standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2016. The Company will enter into an indemnification agreement with Mr. Vuillez in the form that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 4, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer